EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
MARCH 8, 2016		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES 2015 ANNUAL FINANCIAL RESULTS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.5 billion bank holding company with two bank subsidiaries, announced its financial results for the 2015 calendar year.  Premier realized annual net income of $12,446,000 ($1.49 per diluted share) during the year ending December 31, 2015, a $704,000, or 5.4%, decrease from the $13,150,000 ($1.46 per diluted share) reported for the year ending December 31, 2014.  Net income decreased in 2015 when compared to 2014 results, as an increase in non-interest income and decreases in interest expense and the provision for loan losses were not enough to offset an increase in operating costs and a slight decrease in interest income.

Net interest income for the year ending December 31, 2015 totaled $48.380 million, compared to $48.414 million of net interest income earned during 2014, a decrease of $34,000, or 0.1%.  Total interest income in 2015 decreased by $339,000, or 0.6%, when compared to 2014, largely due to a $518,000, or 9.3%, decrease in interest income on investments partially offset by a $160,000, or 0.3%, increase in interest income on loans and a $20,000 increase in interest income on federal funds sold and interest-bearing bank balances.  The increase in interest income on loans in 2015 was largely due to a higher average volume of loans outstanding in 2015, substantially offset by a decrease in the average yield earned on loans compared to the yield earned during 2014.  Interest income on investments decreased in 2015, primarily as a result of a decrease in the average volume of investments outstanding but also due to a decrease in the average yield earned on the securities portfolio in 2015.  Nearly offsetting the $339,000 decrease in interest income in 2015 was a $305,000, or 7.0%, decrease in total interest expense when compared to 2014. The decrease in total interest expense was largely due to a $256,000, or 6.8%, decrease in interest expense on deposits as well as a $53,000, or 9.4%, decrease in interest expense on other borrowings.

During 2015, Premier recorded $326,000 of provision for loan losses compared to a $534,000 of provision for loan losses in 2014.  The provision for loan losses recorded in 2015 was largely in response to identified increases in the estimated credit risk in the loan portfolio related to loans collectively evaluated for impairment, partially offset by a decrease in specific reserves allocated to impaired loans and a significant level of recoveries of loans charged-off in 2015. The provision expense in 2014 was largely to provide for an increase in credit risk as a result of internal loan growth as loans outstanding increased by an additional $43.8 million, or 5.9%, after excluding the $95.1 million of loans acquired via the purchase of Gassaway.  The loans acquired from the purchase of Gassaway were recorded at their estimated fair value on the date of acquisition, including an estimate of credit risk within the loan portfolio.  As the pace of economic recovery continues to be sluggish in Premier’s markets, the ability of borrowers to consistently make their loan payments is increasingly being tested.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Net charge-offs in 2015 were $1.026 million, down $188,000 from the $1.214 million of net charge-offs recorded in 2014.  While gross charge-offs increased by $495,000 in 2015 when compared to 2014 charge-offs, Premier realized a $683,000 increase in 2015 in recoveries of loans previously charged-off.

Net overhead costs (non-interest expenses less non-interest income) for the calendar year 2015 totaled $28.705 million compared to $27.589 million in the year 2014. The $1,116,000, or 4.0%, increase in net overhead costs is largely due a $1,951,000 increase in expenses on foreclosed properties (other real estate owned, or “OREO”) in 2015.  However, while net overhead costs increased in 2015, the ratio of net overhead to average earning assets remained relatively unchanged in 2015 at 2.45%, compared to 2.42% during the prior year.  Non-interest income increased by $198,000, or 2.9%, in 2015 when compared to 2014 as an $89,000, or 2.5% increase in service charges on deposit accounts and a $254,000, or 10.4%, increase in electronic banking income more than offset a $62,000, or 31.2%, decrease in income from selling mortgages in the secondary market and a $83,000, or 12.0%, decrease in other non-interest income. Non-interest expenses increased by $1,314,000, or 3.8%, in 2015 when compared to 2014, largely due to a $1,951,000 increase in OREO expenses.  In 2015, Premier realized $44,000 of gains on the sale of OREO compared to $1,302,000 of gains on the sale of OREO in 2014, an increase of $1,258,000 in net OREO expenses.  In addition, write downs on OREO properties to estimated realizable values increased by $472,000 in 2015 and net expenses to maintain the OREO properties increased by $221,000 in 2015.  Other increases in non-interest expense include a $338,000, or 8.3%, increase in data processing costs, a $188,000, or 3.8% increase in occupancy and equipment expenses, a $91,000, or 29.2%, increase in loan collection costs and a $129,000, or 4.1% increase in other non-interest expenses. These increases more than offset a $1,122,000, or 6.25%, decrease in staff costs, a $142,000, or 25.0%, decrease in supplies expense, a $98,000, or 12.9%, decrease in professional fees and a $62,000, or 6.7%, decrease in FDIC insurance expense.  Not included in net overhead costs, but improving net income in 2014, Premier also realized $29,000 in gains on the sales of investment securities in 2014.

President and CEO Robert W. Walker commented, “We are pleased to report another successful year for our company.  Our profitability remained strong.  Earnings per diluted share was $1.49, tying the highest amount reported by our company.  Our net interest margin for 2015 remained above peer level at 4.15%.  Both average total loans outstanding and average total deposits reached their highest levels for the year in 2015.  Our non-accrual loans decreased for the fifth year in a row, down this year by $5.6 million, or 43.8%, to $7.1 million at December 31, 2015.  Similarly, our non-performing assets are at their lowest level since 2008, at 2.19% of total assets.  On January 15, 2016 we consummated the merger with First National Bankshares Corporation, a $245 million single bank holding company headquartered in Ronceverte, West Virginia, and on March 4, 2016, we completed the merger of its subsidiary, First National Bank into Premier Bank, Inc.  I want to thank all of our hard working employees for their efforts in achieving these outstanding results.  While our future results will still be subject to the strengths and weaknesses of our local and national economy, we continue to be excited about our future and look forward to meeting its challenges.”

For the quarter ending December 31, 2015, Premier realized net income of $2,852,000 compared to $3,229,000 of net income reported for the fourth quarter of 2014.  On a diluted per share basis, Premier earned $0.35 during the fourth quarter of 2015 compared to $0.37 reported for the fourth quarter of 2014.  The decrease in quarterly earnings in 2015 was primarily the result of a $595,000 decrease in net interest income and a $155,000 increase in net operating costs which were only partially offset by a $293,000 decrease in the provision for loan losses.

Net interest income for the quarter ending December 31, 2015 totaled $11.710 million, compared to $12.305 million of net interest income earned in the fourth quarter of 2014. When compared to the fourth quarter of 2014, net interest income decreased in 2015 by $595,000, or 4.8%, as a $729,000, or 5.4%, decrease in interest income was partially offset by a $134,000, or 12.4%, decrease in interest expense. Total interest income earned in the fourth quarter of 2015 decreased when compared to the fourth quarter of 2014, largely due to a $671,000, or 5.6%, decrease in interest income on loans and an $82,000, or 6.0%, decrease in interest income on investments. Total interest expense in the fourth quarter of 2015 decreased when compared to the fourth quarter of 2014, largely due to a $117,000, or 12.5%, decrease in interest expense on deposits and a $17,000, or 12.4%, decrease in interest expense on other borrowings.

During the quarter ending December 31, 2015, Premier recorded a $94,000 provision for loan losses compared to a $387,000 provision for loan losses during the same quarter of 2014.  The decrease in provision expense recorded in the fourth quarter of 2015 was largely due to a lower level of specific reserves allocated to impaired loans and a decrease in total loans outstanding during the quarter.  The provision expense in the fourth quarter of 2014 was largely to provide for an increase in credit risk as a result of internal loan growth, as loans outstanding increased by approximately $25.3 million, or 3.0% from September 30, 2014 to the end of the year.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio, as well as whether additional payments are received on loans previously identified as having significant credit risk.

Net overhead costs for the quarter ending December 31, 2015 totaled $7.167 million compared to $7.012 million in the fourth quarter of 2014.  The $155,000 increase in net overhead, when compared to the fourth quarter of 2014, is largely attributable to a $656,000 increase in OREO expenses and writedowns.  In total, non-interest expense increased by $78,000, or 0.9%, while non-interest income decreased by $77,000, or 4.0% in the fourth quarter of 2015 compared to the fourth quarter of 2014.  The decrease in non-interest income in the fourth quarter of 2015 was largely due to an $89,000, or 8.8%, decrease in service charges on deposit accounts and an $18,000 decrease in secondary market mortgage income. These decreases were partially offset by a $35,000, or 5.5%, increase in electronic banking income.  In addition to the $656,000 increase in OREO expenses and writedowns, other increases in non-interest expenses include a $40,000, or 3.7%, increase in data processing costs, a $46,000, or 38.0%, increase in professional fees, a $49,000 increase in taxes not on income, and a $57,000 increase in loan collection expenses.  These increases were substantially offset by an $830,000 decrease in salary and benefit costs, a $34,000 decrease in supplies expense, a $16,000 decrease in the amortization of intangible assets and a $7,000 decrease in FDIC insurance.  The increase in OREO expenses was largely due to additional writedowns on OREO properties in the fourth quarter of 2015 compared to the recognition of net gains on the sale of OREO properties recorded in the fourth quarter of 2014.  The decrease in staff costs is largely due to lower overall head count and lower benefit costs.

Total assets as of December 31, 2015 remained relatively unchanged, decreasing by $8.1 million, or 0.6%, to $1.245 billion from the $1.253 billion of total assets at year-end 2014. The decrease in total assets since year-end 2014 is largely due to a $30.0 million, or 3.4%, decrease in total loans outstanding, and a $2.8 million, or 3.8%, decrease in liquid assets, such as cash, bank balances and federal funds sold, partially offset by a $25.7 million, or 11.2% increase in investment securities. On the liability side of the balance sheet, total deposits decreased by $15.0 million in 2015, as a $33.4 million, or 4.1%, decrease in interest-bearing deposits was partially offset by an $18.3 million, or 7.3%, increase in noninterest-bearing deposits.  Partially offsetting the decrease in interest-bearing deposits was a $6.1 million, or 39.2%, increase in short-term repurchase agreement balances with corporate and public entity customers.

Stockholders’ equity of $147.2 million equaled 11.8% of total assets at December 31, 2015, which compares to stockholders’ equity of $145.8 million or 11.6% of total assets at December 31, 2014.  The increase in stockholders’ equity was largely due to a $7.9 million increase in retained earnings, as the $12.4 million of net income earned during 2015 was reduced by approximately $4.6 million, or $0.56 per share, in cash dividends declared and paid to stockholders during the year. The increase in retained earnings is substantially offset by the May 2015 purchase of the outstanding common stock warrant issued to the U.S. Treasury under the TARP program for approximately $5.7 million.  Also decreasing total stockholders’ equity during 2015 was a $1.2 million, net of tax, decrease in the fair value of the investment portfolio available for sale.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending December 31, 2015.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Year Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2015	2014	2015	2014
Interest Income	12,661	13,390	52,411	52,750
Interest Expense	951	1,085	4,031	4,336
Net Interest Income	11,710	12,305	48,380	48,414
Provision for Loan Losses	94	387	326	534
Net Interest Income after Provision	11,616	11,918	48,054	47,880
Non-Interest Income	1,830	1,907	7,099	6,901
Gain on Sale of Assets	-	1	-	29
Non-Interest Expenses	8,997	8,919	35,804	34,490
Income Before Taxes	4,449	4,907	19,349	20,320
Income Taxes	1,597	1,678	6,903	7,170
NET INCOME	2,852	3,229	12,446	13,150
Preferred Stock Dividends and Accretion	-	(63)	-	(598)
Net Income Available to Common Stockholders	2,852	3,166	12,446	12,552

EARNINGS PER SHARE	0.35	0.39	1.52	1.55
DILUTED EARNINGS PER SHARE	0.35	0.37	1.49	1.46
DIVIDENDS PER SHARE	0.15	0.13	0.56	0.60

Charge-offs	364	280	2,096	1,601
Recoveries	92	60	1,070	387
Net charge-offs	272	220	1,026	1,214

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	December 31	December 31
	2015	2014
ASSETS
Cash and Due From Banks	33,888	35,147
Interest Bearing Bank Balances	32,816	35,251
Federal Funds Sold	5,835	4,986
Securities Available for Sale	255,466	229,750
Loans Held for Sale	-	226
Loans (net)	840,099	869,364
Other Real Estate Owned	13,040	12,208
Other Assets	27,573	29,063
Goodwill and Other Intangibles	35,976	36,829
TOTAL ASSETS	1,244,693	1,252,824

LIABILITIES & EQUITY
Deposits	1,060,196	1,075,243
Fed Funds/Repurchase Agreements	21,694	15,580
Other Borrowings	11,292	11,722
Other Liabilities	4,279	4,497
TOTAL LIABILITIES	1,097,461	1,107,042
Common Stockholders’ Equity	147,232	145,782
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,244,693	1,252,824

TOTAL BOOK VALUE PER COMMON SHARE	18.00	17.90
Tangible Book Value per Common Share	13.60	13.38

Non-Accrual Loans	7,141	12,712
Loans 90 Days Past Due and Still Accruing	3,032	1,266